Exhibit 10.41

INVEStissement
QUEBEC



BETWEEN: INVESTISSEMENT-QUEBEC, an entity legally incorporated under Section 1 of the Loi sur Investissement-Quebec et sur Garantie-Quebec (L.Q. 1998, Chapter 17), having its head office at 1200 de l'Eglise Road, suite 500, Sainte-Foy, province of Quebec, G1V 5A3 and an office at 393 St. James Street, Suite 500, Montreal, province of Quebec, H2Y 1N9, herein represented and acting through Mr. Guy Leblanc, director, financial incentives,

         (hereafter designated as "the Society"),

AND: ACI TELECENTRICS INC., an entity incorporated under the laws of the State of Minnesota, U.S.A., having its head office at 3100 West Lake St., Suite 300, Minneapolis 55416, herein represented and acting through Mr. Dana Olson, its Chief operating officer, pursuant to a resolution adopted by its board of directors' meeting dated ________________________ a copy of which is herein enclosed.

         (hereafter designated as "the Applicant").

WHEREAS the Applicant intends to realize a project of creation of a Call Centre in Vaudreuil, province of Quebec, as described In section 2.1 (hereafter referred as the "Project");

WHEREAS the Applicant has filed with the Society an application in order to obtain a financial contribution to help the realisation of the Project;

WHEREAS the Society may grant a financial contribution pursuant to the Program governing the Private Investment and Job Creation Fund (adopted by the order-in-Council number 5722000 of May 9, 2000) (hereafter referred to as the "Fund"), as amended from time to time;

WHEREAS the Society was authorised on November 6th , 2000 by the Vice Prime Minister and Minister of Economy and Finance to grant a financial contribution to the Applicant for the purposes of the Project in accordance with the terms and conditions of the Fund and those described herein;

WHEREAS the Society is willing to grant the Applicant a financial contribution and the Applicant is willing to accept it, under the terms and conditions of the Fund and those described herein;

THEREFORE, the parties agree as follows:

1.      The Agreement

        1.1 This financial contribution agreement, constitutes the entire agreement entered into between the parties (the "Agreement") when the Applicant has met the condition set out in section 12.

        1.2 The Agreement cancels and replaces any verbal or written agreement, principal or accessory which may have been entered into at any time concerning the Project.


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        1.3    The terms and expressions used herein have the meaning that may be attributed to them pursuant to the Fund unless a particular meaning is given to them in this agreement.

2.      THE PROJECT

        2.1 The Project consists in the implementation of a Contact Centre in Vaudreuil, province of Quebec, to service the direct marketing needs of the insurance, financial, publishing and telecommunications industries. It will involve the creation of up to 626 new permanent jobs and an investment of CAN $1,800,000 in capital expenditures (the "capital expenditures").

        2.2 The Applicant declares that it has started the Project on October 15th, 2000 and undertakes to complete it no later than October 14th, 2002. The parties to this Agreement agree that the Project for which the Financial Contribution (as defined hereafter) is granted will cover the capital expenditures and the financing as below:

              ------------------------------------------------------------------
              Project (In 000 $)                 Financing (In 000 $)
              ---------------------------------
              Item             Total   Eligible
                               costs   costs
              ------------------------------------------------------------------
              Equipment        1,800   118-0-0-  Long term Debt          1,800
              ------------------------------------------------------------------

              ------------------------------------------------------------------
                              11,800   1,800
              ------------------------------------------------------------------

3.      DISBURSEMENT OF THE FINANCIAL CONTRIBUTION

        3.1 Subject to the Applicant not being in default under the terms hereof and subject to the other provisions of the Agreement, the Society hereby agrees to pay the Applicant a total amount not exceeding $4,382,000 (the "Financial Contribution") consisting of $7,000 for each Job created by the Applicant, as defined in section 5.2, during the Project implementation period, for a maximum of 626 Jobs.

Should the Applicant begin a new Contact Centre project in the province of Quebec within 6 months following October 14th , 2000, and subject to the Applicant not being in default under the terms hereof and subject to the other provisions of the Agreement, the Corporation hereby agrees to pay the Applicant an additional amount of $200 for all Jobs to be created for the Project, the total additional amount to be paid to the Applicant shall not exceed the amount of $125,200.

4.      APPLICANT'S REPRESENTATIONS

        4.1 ACI TELECENTRICS INC. is an entity incorporated under the laws of the State of Minnesota, U.S.A.; it declares to be in good standing under all applicable laws and not subject to any covenant or prohibition that would be violated by the implementation of this Project.

5.      TERMS OF PAYMENT

        5.1 The Society agrees to pay the Applicant the Financial Contribution for the Jobs that will be created by the Applicant during the Project implementation period, according to the following terms and conditions:

               5.1.1 The request for the first payment of the Financial Contribution shall be submitted to the Corporation after the end of a three-month period (the "QUARTER") following the Project commencement date. This request shall cover permanent Jobs created by the Applicant from the beginning of the Project to the end of the Quarter and shall be submitted along with a certificate issued by external auditors of the Applicant


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                      containing the names, social insurance numbers, hiring
                      and termination dates, annual wages and nature of the new Jobs created by the Applicant under the Project during that Quarter.

               5.1.2 This first payment to which the Applicant may be entitled. shall be made thirty (30) days after the end of the first Quarter, provided the Applicant has submitted a request that meets all the conditions stipulated herein.

               5.1.3 The second payment to which the Applicant may be entitled shall be made sixty (60) days after the end of the second Quarter, provided the Applicant has submitted a request that meets all the conditions stipulated herein.

               5.1.4 For any subsequent Quarter in which the Applicant creates Jobs, the Applicant shall be entitled to receive an additional portion of the Financial Contribution upon submission of a request consistent with subsection 5.1.1. The payment for any such request shall be made nine (9) months after the end of each subsequent Quarter.

               5.1.5 Any request concerning Jobs created during a given Quarter received more than nine months after the end of the Quarter in question shall be deemed inadmissible and shall nullify the Applicant's right to receive the Financial Contribution for Jobs created during that Quarter.

               5.1.6 Apart from the certificate required from the Applicant under subsection 5.1.1, any request for payment of the Financial Contribution shall be submitted along with a progress report on the Project.

               5.1.7 The final request for payment of the Financial Contribution shall be submitted along with a certificate from the Applicant's external auditors attesting that the up to 626 Jobs have been created and maintained.

        5.2 For the purposes of the Project, a Job means any permanent Job worked for a minimum 27 hours a week, 45 weeks a year.

        5.3 No Job of the Applicant existing in Quebec before October 15th, 2000 that is eliminated by the Applicant shall be considered a Job by the Corporation for the purposes of this Contract.

        5.4 Any Job for which the Applicant requests payment of a Financial Contribution and which is transferred from an affiliated Society located outside Canada may be considered a Job eligible for a Financial Contribution by the Corporation, provided the said Job was held at the outset by a non-resident of Canada and the Applicant attests in writing that the latter had become a resident of Canada under applicable Canadian tax laws by the date he started working in the Applicant's company.

        5.5 If, before the Society pays the Financial Contribution to the Applicant in accordance with subsection 5.1 for a Job contemplated in subsection 5.4, this Job is no longer held by a Canadian resident at any time whatsoever for a period of at least three consecutive months, the Applicant agrees to immediately notify the Corporation thereof in writing, and the latter shall reduce the amount of the Financial Contribution it has to pay to the Applicant for the Jobs for which it has received a request for payment of the Financial Contribution by the specific amount for this disallowed Job.


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        5.6    Prior to any payment of a Financial Contribution, the Applicant shall submit to the Society a written request along with all vouchers reasonably required by the Society, proving to the satisfaction of the Society that the Applicant has met all the conditions to be entitled to receive this payment.


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6.      OTHER CONDITIONS PERTAINING TO THE FINANCIAL CONTRIBUTION

        6.1 For the purposes of this section, "PAYROLL" means the amount of gross wages, excluding fringe benefits, paid for all Jobs for which the Applicant has received a Financial Contribution.

        6.2 The Society will pay $7,000 per Job (or if the implementation of a new call center project in the province of Quebec begins by April 14, 2001 then $7,200 per Job) created in the first 12 months of the Project. At the end of this 12-month period the Society will have the right to review the Applicant's average annual Payroll paid per Job created in year 1. If this amount is less than $24,456, then the Society will divide the actual salary amount generated into $24,456 to determine a percentage of Payroll per Job. If less than 100% of the $24,456, the Society has the right to apply this difference in percentage (the (( Difference ))) (i.e. $24,000 average salary divided by $24,456 =
               98.1 %) against the $7,000 (or $7,200) grant amount and pay this revised grant amount for Jobs created in year two. (98.1% x $7,000 = $6,867 or 98.1% x $7,200 = $7,063). If the Applicant
               receives a reduced grant amount for Jobs created in year two and is able to increase salaries and achieve an average annual Payroll paid per Job of $24,456 at the earliest of the end of the Project or October 14, 2002, then the Society agrees to pay the Difference held back in year two to the Applicant by December 14, 2002. It is also understood that if the Applicant receives the additional $200 per Job, but fails to realize and complete in the agreed terms to be defined the new Contact Center project in Quebec by April 15th, 2001, the Applicant shall reimburse the Society the additional $200 per Job in 10 days following the receipt of a written request to that effect.

        6.3 The Applicant agrees to maintain in the province of Quebec every new Job created for which the Applicant receives a Financial Contribution under this Agreement, for a minimum period of three years, from the date of its creation

        6.4 If, during this two-year period, a Job for which the Applicant receives a Financial Contribution is abolished permanently or temporarily for a period of at least three consecutive months, the Society reserves the right to apply a proportionate amount of the Financial Contribution already paid for any such Job abolished for the stated period toward the replacement of another equivalent position. The proportionate amount is defined as the number of months remaining in the 24-month Job existence requirement at the time of a Job abolishment, divided by 24 months.

        6.5 The Applicant shall submit to the Society, within 120 days of the end of any fiscal period during the entire term of the Agreement, a certificate from its external auditors attesting to the number of Jobs created by the Applicant over the preceding fiscal year, the number of Jobs created and maintained on a cumulative basis since the Project start-up date and the amount of total Payroll for the preceding fiscal year for the Jobs for which the Applicant has received a Financial Contribution from the Society,

7.      OTHER GOVERNMENT ASSISTANCE

        7.1 The Applicant declares that it has neither requested nor received from the Government of Quebec or any of its departments or agencies, any contribution whatsoever for the purposes of this Project, other than the Financial Contribution, and other than any contribution from the Canadian Federal government.

        7.2 As soon as the Applicant is aware of the amount of any contribution receivable contemplated in subsection 7.1, the Applicant agrees to notify the Society forthwith in writing, if it has not done so already, and the Society may then decrease the amount of the


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               Financial Contribution by the amount of the additional
               contribution to be received by the Applicant.

        7.3 If, following the full payment of the Financial Contribution, the Applicant receives the unpaid balance of a financial contribution contemplated in SUBSECTIONS 7.1 OR 7.2 or any other Financial Contribution whatsoever from the Government of Quebec or one of its departments or agencies for the purposes of this Project, the Applicant shall notify the Society forthwith in writing; the Society may then demand that the Applicant refund part of the Financial Contribution equal to the amount of the additional financial contribution received, not exceeding the amount of the Financial Contribution received.

8.      THE APPLICANT'S OBLIGATIONS

        8.1 For the entire duration of the Agreement, the Applicant undertakes to each of the following:

               8.1.1. to provide promptly and at its own expenses all reports related to the progress and the results of the Project and the Applicant's business as reasonably required by the Society;

               8.1.2. to grant to any authorised representative of the Society on a prior and reasonable notice and during normal business hours, a reasonable access to its premises, accounting record and other document related to the Project, in order to inspect and evaluate the progress and the results of the Project;

               8.1.3. to provide the Society, within 120 days of each fiscal year-end as long as the contract is applicable, a copy of Its audited annual financial statements. The Applicant will also provide, as soon as possible, the non-audited Interim quarterly financial statements. The Society undertakes not to disclose the information contained in the mentioned annual and quarterly financial statements, except in the case of regular administration of the Agreement or in the event the Society may be required to act otherwise by a law or a ruling by a competent tribunal;

               8.1.4. to take all the required measures to its status and legal capacity in good order and to advise the Society of any deficiency;

               8.1.5. to take all the required measures in order to complete the
                      Project within the deadline provided in section 2.2;

               8.1.6. to advise the Society without delay of any fact or any event that may compromise the complete achievement of the Project before the Agreement expires;

               8.1.7. not to modify, without the prior written consent of the
                      Society which will not be refused without valid reason, the Project with regard to its control, its costs, its financing, its fullness, its completion date, its location or any of its components;

               8.1.8. not to take significant material decisions which may compromise the total or partial completion of the Project or the Applicant's capacity to complete it;

               8.1.9. to make available at all times to the persons who will fill the Jobs all the necessary equipment with up-to-date technology;


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               8.1.10.to comply with all the laws and regulations applicable to the Applicant and to advise the Society of any deficiency that may affect the completion of the Project or its undertakings described in this agreement.

        8.2. Each time that the prior written consent of the Society is required, the Applicant accepts that the consent may be subject to any reasonable condition that the Society may require from the Applicant in order to protect its rights in accordance with this Agreement and to ensure the completion of the Project.

9.      SUPERIOR FORCE

        9.1 In the event the Applicant cannot, before the end of the Agreement comply with the obligation set out in this Agreement due to superior force, the Applicant should advise the Society in writing within 10 business days of the date the Applicant is aware of the circumstances directly related to the superior force ("Notice of superior force"). The Society shall inform the Applicant of its agreement or non-agreement in writing within 30 business days of receipt of the written Notice of superior force. If the Society does not respond in writing back to the Applicant within 60 business days, then the Notice of superior force is agreed by the Society.

        9.2 The Applicant will, in the Notice of superior force, advise the Society of the nature of the circumstances, its presumed duration and the measures that it intends to take in order to minimise the consequences of the circumstances outside one's control over its obligation with regard to the Society pursuant to this Agreement.

        9.3 The Applicant will, from the receipt of the notice of acceptance or from the expiry of the 60-day period set out in the previous section, be free of its obligations to the Society for the period during which the Applicant is unable to meet its obligations.

        9.4 If the Society advises the Applicant that it does not agree with the Notice of superior force, the parties will meet within 10 business days to negotiate in good faith in order to conclude a reasonable agreement concerning the Applicant's obligations to the Society pursuant to this Agreement.

10.     DEFAULTS

        10.1 For the entire term of this Agreement, the following situations, without limitation, shall constitute one or several defaults of the Applicant:

               10.1.1 The Applicant declares bankruptcy or becomes insolvent, is put into receivership or relies on any law in effect with respect of bankrupt or insolvent debtors;

               10.1.2 an order is issued or a resolution adopted regarding liquidation of the Applicant, or the Applicant is dissolved;

               10.1.3 the Applicant ceased to do business in Quebec, Interrupted its complete operations in Quebec;

               10.1.4 Society's decision to grand the Financial Contribution was based on false or misleading information provided by the Applicant which has a significant impact on the Project;


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               10.1.5 according to the Society, one or several important
                      change(s) was (were) made to the Project before the date the authorization of such change(s) was (were) received by the Applicant;

               10.1.6 the Society, acting reasonably, is of the opinion that the
                      Applicant has not carried out the Project promptly and, among other things, has failed to respect the time limits stipulated in the Agreement, unless, the circumstances of such a situation belongs to a superior force;

               10.1.7 the Applicant is in default to fulfil its obligations under the terms and conditions of the Agreement;

               10.1.8 there has been a significant deterioration In the
                      financial or economic risks of the business of the Applicant so that the completion and the operation of the Project may be jeopardised during the entire term of the Agreement;

               10.1.9 the Applicant does not create a minimum of 50 Jobs by October 15, 2002.

        10.2 In case of default of the Applicant, the Society must first notify the Applicant it Is in default and allows the Applicant a thirty (30) business day remedy period. If the Applicant remedies the situation in a reasonable manner within this remedy period, then the default modification will become null and void. If the Applicant does not remedy the situation in a reasonable manner within this remedy period, then lnvestissement-Quebec may pursue the following remedies, separately or concurrently

               10.2.1 suspend the disbursement of the Financial Contribution for an indeterminate duration; and/or

               10.2.2 ask for the immediate reimbursement of the Financial
                      Contribution received in whole or in part only if the Applicant is in default according to paragraph 110.1.3,
                      10.1.4 or 10.1.9;

               10.2.3 cancel the undisbursed portion of the Financial
                      Contribution in whole or in part;

        10.3   If, at the end of the Contract established in accordance with section 12, the total number of Jobs created during the term of the Contract is less than 400, the Society may request that the Applicant not be paid more than $6,300 per Job (or more than $6,500 per Job if a new call centre project in the province of Quebec begins by April 14, 2001) for Jobs created in the second year of the Contract.

11.     COMMITMENT FEE

        11.1 The present offer is subject to the payment, as at the date of the first disbursement of the Financial Contribution of a management fee (referred herein as the ("COMMITMENT FEE") of 0,5.% of the Financial Contribution representing $ 22,536 plus applicable federal tax on goods and services and the Quebec sales tax, herein referred respectively as GST and PST.

        11.2 The commitment fee to be paid to Investissement-Quebec is not refundable totally or partially in any circumstances.

        11.3 The deposit of the commitment fee does not create any right in favour of the Applicant and does not oblige the Society in any way to disburse any portion of the Financial Contribution;


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               these rights and obligations will only be created In the event that all the terms and conditions mentioned in this Agreement be met.

        11.4 For information purposes, the -Society has the registration number GST 128621661 RT with the federal government and the registration number TVQ 1013387857 TO 0001 with the government of Quebec.


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12.     TERM OF THE AGREEMENT

        12.1 The effective date of this Agreement concerning the obligations of the Society is the date on which the Society receives a duly executed copy of the Agreement. The agreement will expire three full years after the date of hiring of the last of the up to 626 Jobs covered by this Agreement.

13.     GENERAL CONDITIONS

        13.1 By accepting the terms and conditions of the Agreement, the Applicant declares that it has not entered into any major contractual covenant with respect to this Project prior to filing the application for financial assistance, except for the covenants already declared to the Society.

        13.2 An original of this duly executed Agreement, shall be returned by the Applicant to the Society within 30 days of the date that it Is issued to the address below, failing which it shall become null and void.

        13.3 None of the Members of the Quebec National Assembly or the Parliament of Canada shall be allowed to participate in this Agreement nor to gain an advantage therefrom.

        13.4 This Agreement may not be transferred or assigned to a third party, except with the Society's prior written consent which shall not be unreasonably withheld.

        13.5 The Project submitted must comply with all requirements stipulated in the applicable provincial and federal laws and regulations, including, without limitation, those regarding the environment.

        13.6 The Applicant agrees to indemnify and save harmless the parties, their trustees and their employees from any claim by a third party with respect to or as a result of the implementation of the Project.

        13.7 The Applicant further acknowledges that the Financial Contribution does not constitute an association for the purpose of establishing a partnership or a joint venture nor create any trustee relationship between the Society and The Applicant.

        13.8 Should any modification whatsoever be necessary during the term of this Agreement, the Applicant shall submit a written request to that effect to the Society. The latter shall inform the Applicant of its decision in writing within 30 business days of receipt of the written request. If the Society does not respond in writing back to the Applicant within said 60 business days, then the modification is accepted.

        13.9 The Applicant agrees to inform the Society without delay of any material changes or any event likely to have a major impact on the costs, realization or nature of the Project.

        13.10 The Applicant has the legal capacity and the power necessary to operate its business and execute the Agreement.

        13.11 This Agreement shall be governed by and construed according to the applicable laws of the Province of Quebec and in particular according to the provisions of the Fund; the parties agree that the Superior Court of the Province of Quebec and its courts of appeal shall have the sole jurisdiction to hear any litigation resulting from the Agreement.


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        13.12 All amounts expressed in dollars in the Agreement are quoted In the legal currency of Canada.


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        13.13  For the purposes of the Agreement, the expression "BUSINESS DAY"
               MEANS any day during which the offices of the Society are' open for business in Montreal and in Quebec City.

14.     ANNOUNCEMENTS AND CEREMONIES

        14.1 Unless it advises otherwise, the Applicant hereby agrees to make a public announcement by way of a press release describing the name, the address, the type of business, the estimated cost of the Project, the amount and the type of the loan as well as a brief description of the Project.

        14.2 The Applicant will advise the Society in writing of the date on which the public announcement shall be made and the Applicant shall keep the Agreement confidential until such date.

        14.3 In the event that the Applicant does not make any official announcement concerning the Project, the Society may by itself, following a written five-day advice to the Applicant, make such official announcement by way of a press release containing the information mentioned in section 14.1.

        14.4 The Applicant shall inform the Society in writing, at least 14 days in advance, of any official ceremony to be held with respect to the Project.

        14.5 The Applicant hereby agrees that representatives of the government of Quebec and of the Society may participate in any official ceremony related to the Project.


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AND THE PARTIES IN THIS AGREEMENT HAVE SIGNED ON THE DATE AND AT THE PLACE
MENTIONED OPPOSITE THEIR RESPECTIVE SIGNATURE.




Sign in Montreal, December 7, 2000



INVESTISSEMENT-QUEBEC

By:
         --------------------------------------------
                           Signature


                          Guy Leblanc
         --------------------------------------------
                    Name in capital letters


                Director - Financial Incentives

                             Title

Signed in _________________________, the _______________________.


ACI TELECENTRICS INC.

By:
         --------------------------------------------
                           Signature


                          Dana Olson
         --------------------------------------------
                    Name in capital letters


                              COO
         --------------------------------------------
                             Title


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                           EXTRACT FROM THE MINUTES OF

                        A BOARD OF DIRECTORS' MEETING OF

                              ACI TELECENTRICS INC.

ACI TELECENTRICS INC., hereafter referred to as "the Company", held at its head office, on _________________.

It is unanimously resolved that the Company:

1) accepts the offer of financial contribution that Investissement-Quebec has granted as at by way of a financial contribution of up to $4,507,200 in accordance with the terms and conditions described in the said offer;

2) authorizes Mister Dana Olson, chief operating officer, and the latter is herein authorized to accept on behalf of the Company the said offer of financial contribution in accordance with the terms and conditions herein described and to sign all documents necessary or relevant in order to apply the current resolution;

This copy constitutes a true copy of the resolution adopted by the directors of ACI TELECENTRICS INC. at its meeting held on __________________________________



Signed on 12/18/00    .
          ------------



                  Signature

                Rick Diamond
--------------------------------------------
              Name of secretary